Exhibit 99.2

News
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Healey joins PPG board of directors

PITTSBURGH, July 21, 2016 - PPG (NYSE: PPG) today announced that Melanie Healey, former group president, North America, The Procter & Gamble Company (P&G), has been elected to join its board of directors, effective immediately. She will serve on the PPG board’s audit committee and its technology and environment committee.

Healey worked in the consumer goods industry for 32 years with S.C. Johnson & Sons, Johnson & Johnson and P&G. She joined P&G, a leading global provider of branded consumer packaged goods, in 1990 in Brazil. Healey advanced through various leadership roles in Brazil, Mexico, Venezuela and the U.S. to eventually become group president, North America, in 2009 and then group president and advisor to the chairman and chief executive in 2015.

“Melanie’s proven leadership and broad knowledge of the consumer products industry will add a unique perspective and valuable depth to our board, as PPG continues to strengthen our brand and grow our business,” said Charles E. Bunch, PPG executive chairman of the board.

Healey also serves on the boards of Target Corporation and Verizon Communications Inc., and she served as a trustee on the University of Richmond board from 2009 to 2013.

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At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.3 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

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